
                                    EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             (Dollars and Shares in thousands, except per share data)

                                                 Three Months Ended
                                                      June 30,
                                               1998             1997
                                           -------------    ------------
BASIC EARNINGS PER SHARE:

Weighted average shares outstanding             16,726          17,109
                                            ==========      ==========

Net income                                  $    1,256      $      991
                                            ==========      ==========

Net income per share                        $     0.08      $     0.06
                                            ==========      ==========

DILUTED EARNINGS PER SHARE:

Weighted average shares outstanding             16,726         17,109
Dilutive effect of common stock options             83             15
Convertible notes                                3,182          3,235
                                            ----------     ----------
    Total shares                                19,991         20,359
                                            ==========     ==========


Net income<F1>                              $    1,783     $    1,505
                                            ==========     ==========

Net income per share<F2>                    $     0.08     $     0.06
                                            ==========     ==========

<F1> Adjusted for interest on convertible debt
<F2> Anti-dilutive; use basic earnings per share
